EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Senetek PLC

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 7, 1998, which appears on page F-1 of Senetek PLC's Annual Report on Form 10-K for the year ended 31 December 1997. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."



/s/ PRICE WATERHOUSE
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Price Waterhouse
Southwark Towers
32 London Bridge Street
London
SE1 9SY
England                                                       15 October 1998